UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

CURAEGIS TECHNOLOGIES, INC.

(Exact name of Registrant as specified in its charter)

New York	16-1509512
(State or other jurisdiction of incorporation or organization)	(IRS Employer ID Number)

1999 Mount Read Blvd., Bldg. 3
Rochester, New York	14615
(Address of Principal Executive Office)	(Zip code)

2011 STOCK OPTION PLAN

2016 STOCK OPTION PLAN

NON-PLAN OPTION AGREEMENTS

(Full Title of the Plans)

RICHARD A. KAPLAN

Chief Executive Officer

1999 Mount Read Blvd. Bldg. 3

Rochester, NY 14615

(Name and address of agent for service)

585-254-1100

(Telephone number, including area code for agent of service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐	(Do not check if a smaller reporting company)
		Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Exchange Act.

CALCULATION OF REGISTRATION FEE

TITLE OF SECURITIES TO BE REGISTERED	AMOUNT TO BE REGISTERED (1)	PROPOSED MAXIMUM OFFERING PRICE PER SHARE (5)	PROPOSED MAXIMUM AGGREGATE OFFERING PRICE	AMOUNT OF REGISTRATION FEE

Common Stock Par Value $0.01 per share	3,000,000 (2) shares	$0.70	$2,100,000	$245.13
Common Stock Par Value $0.01 per share	3,000,000 (3) shares	$0.70	$2,100,000	$245.13
Common Stock Par Value $0.01 per share	6,900,000 (4) shares	$0.70	$4,830,000	$556.32
Total:	12,900,000 shares		$9,030,000	$1,046.58

(1)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers any additional shares of the Common Stock (the “Common Stock”) of CurAegis Technologies, Inc. (the “Registrant”) that may be offered or issued under (i) the Registrant’s 2011 Stock Option Plan (“2011 Plan”), (ii) the Registrant’s 2016 Stock Option Plan (“2016 Plan”), (iii) Non-Plan Nonqualified Stock Option Agreements and First Amendment to Non-Plan Nonqualified Stock Option Agreements (the “Non-Plan Director Options”), (iv) Non-Plan Stock Option Agreements (the “Non-Plan Supplemental Options”), (v) the Stock Option Agreement between the Registrant and Robert W. Fishback (“Fishback Option Agreement”), and (vi) the Stock Option Agreement between the Registrant and Richard A. Kaplan (“Kaplan Option Agreement” and, together with the Non-Plan Director Options, the Non-Plan Supplemental Options, and the Fishback Option Agreement, the “Non-Plan Option Agreements”).

(2)	Represents 3,000,000 shares of $.01 par value common stock reserved for issuance upon the exercise of awards granted under the 2011 Plan.

(3)	Represents 3,000,000 shares of $.01 par value common stock reserved for issuance upon the exercise of awards granted under the 2016 Plan.

(4)

Represents (i) 1,350,000 shares of $.01 par value common stock issuable pursuant to the Non-Plan Director Options, (ii) 150,000 shares of $.01 par value common issuable pursuant to the Non-Plan Supplemental Options, (iii) 250,000 shares of $.01 par value common stock issuable pursuant to the Fishback Option Agreement, and (iv) 5,150,000 shares of $.01 par value common stock issuable pursuant to the Kaplan Option Agreement.

(5)

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and (h) under the Securities Act, and based on the proposed maximum offering price of $0.70 per share, which is the average of the bid and asked price of the Registrant’s common stock, as of August 24, 2017.

EXPLANATORY NOTE

The Registrant has prepared this registration statement (this “Registration Statement”) in accordance with the requirements of Form S-8 under the Securities Act, to register 12,900,000 shares of common stock issuable pursuant to the: (i) 2011 Plan, (ii) 2016 Plan, and (iii) Non-Plan Option Agreements, all of which were previously approved by the Registrant’s shareholders.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information required by Part I of Form S-8 to be contained in a prospectus meeting the requirements of Section 10(a) of the Securities Act is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference

The following documents, which were filed with the Commission, are incorporated herein by reference:

EXHIBITS

(a)	Annual Report on Form 10-K for the year ended December 31, 2016, filed with the Commission on March 20, 2017;

(b)	Quarterly Reports on Form 10-Q for the quarters ended March 31, 2017, and June 30, 2017;

(c)	Current Reports on Form 8-K filed with the Commission on January 25, 2017, March 17, 2017, May 30, 2017, June 15, 2017, July 14, 2017 and August 14, 2017; and

(d)

The description of the Registrant’s Common Stock contained in “Item 8. Description of Securities” in Registrant’s registration statement on Form 10-SB, filed with the Commission on May 11, 1998 pursuant to Section 12(g) of the Exchange Act, including any subsequent amendment or any report filed for purposes of updating such description.

All documents subsequently filed by the Registrant with the Commission pursuant to Section 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities have been sold or which deregisters all securities then remaining unsold, shall be deemed incorporated by reference in this Registration Statement and to be a part hereof from the date of filing such documents.

Any statements contained in a document incorporated by reference shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in this Registration Statement or in any other subsequently filed document which also is incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed to constitute a part of this Registration Statement except as so modified or superseded.

You should rely only on the information provided or incorporated by reference in this Registration Statement or any related prospectus. The Registrant has not authorized anyone to provide you with different information. You should not assume that the information in this Registration Statement or any related prospectus is accurate as if any date other than the date on the front of the document.

Item 4.	Description of Securities

Not applicable.

Item 5.	Interest of Named Expert and Counsel

The validity of the issuance of the shares of common stock offered hereby and certain other legal matters in connection herewith have been passed upon for the Registrant by Woods Oviatt Gilman LLP.

Item 6.	Indemnification of Directors and Officers

The Registrant, a New York corporation, is authorized under Sections 721-726 of the New York Business Corporation Law (“NYBCL”), subject to the procedures and limitations therein, to indemnify and hold harmless directors and officers against liabilities they may incur in such capacities, provided certain standards are met, including good faith and the reasonable belief that the particular action was in, or not opposed to, the best interests of the corporation.

The Registrant’s Certificate of Incorporation, as amended (the “Certificate of Incorporation”), and the Registrant’s Bylaws provide that the Registrant will indemnify any and all persons it has the power to indemnify under the NYBCL to the fullest extent permitted under the NYBCL, and provide that no director of the Registrant will be personally liable to the Registrant or its shareholders for damages for breach of his/her duties in such capacity, unless a judgment or other final adjudication adverse to that director establishes that his/her act or omission (i) was committed prior to the filing of the Certificate of Incorporation, (ii) committed in bad faith or involved intentional misconduct or a knowing violation of law, (iii) that he/she personally gained in fact a financial profit or other advantage to which he/she is not legally entitled, (iv) or that his/her acts violated Section 719 of the NYBCL.

In addition, the Registrant has entered into indemnification agreements with each of its executive officers and directors on terms that are consistent with the provisions described above. The Registrant believes that such agreements are necessary to attract and retain qualified persons as directors and officers.

In so far as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by such director, officer or controlling person in the successful defense of any actions, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnity by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Item 7.	Exemption from Registration Claimed

Not applicable.

Item 8.	Exhibits

The following exhibits are filed as part of this registration statement:

Exhibit Number	Description
4.1	Certificate of Correction dated March 22, 2002 (incorporated by reference to Form 10-KSB filed for fiscal year ended December 31, 2002).
4.2

Certificate of Amendment to the Certificate of Incorporation, dated October 21, 2004, setting forth terms and conditions of Class B Preferred (incorporated by reference to Form 10-QSB filed for fiscal quarter ended December 31, 2004).

4.3

Certificate of Amendment to the Certificate of Incorporation, dated September 21, 2011, setting forth terms and conditions of Class C Preferred (incorporated by reference to current report on Form 8-K, filed September 26, 2011).

4.4

Certificate of Amendment to the Certificate of Incorporation of the Registrant, dated March 28, 2014, setting forth terms and conditions of Series C-2 Preferred (incorporated by reference to current report on Form  8-K, filed March 28, 2014).

4.5

Certificate of Amendment to the Certificate of Incorporation of the Registrant, dated February 29, 2016, setting forth terms and conditions of Series C-3 Preferred (incorporated by reference to Exhibit 3.9 of Annual Report on Form 10-K, filed for the fiscal year ended December 31, 2015).

4.6	Form of Common Stock certificate of the Registrant (incorporated by reference to registration statement on Form 10-SB filed May 11, 1998).
4.7	2011 Stock Option Plan and template agreements to be used to grant options thereunder (incorporated by reference to Annual Report on Form 10-K, filed March 29, 2011).
4.8	First Amendment to the Registrant’s 2011 Stock Option Plan (incorporated by reference to Annual Report on Form 10-K, filed March 3, 2015).

Exhibit Number	Description
4.9	2016 Stock Option Plan (incorporated by reference to Exhibit A to Definitive Proxy Statement on Form 14A, filed April 29, 2016).
4.10	Form of Non-Plan Nonqualified Stock Option Agreement.*
4.11	Form of First Amendment to Non-Plan Nonqualified Stock Option Agreement.*
4.12	Form of Non-Plan Stock Option Agreement.*
4.13	Stock Option Agreement between the Registrant and Richard A. Kaplan (incorporated by reference to current report on Form 8-K, filed October 6, 2010).
4.14	Stock Option Agreement between the Registrant and Robert W. Fishback (incorporated by reference to current report on Form 8-K, filed October 22, 2010).
5.1	Opinion of Woods Oviatt Gilman LLP.*
23.1	Consent of Woods Oviatt Gilman LLP (included in Exhibit 5.1 hereto).
23.2	Consent of Freed Maxick CPAs, P.C.*
24	Powers of Attorney (included in the signature page hereto).
*Filed herewith

Item 9. Undertakings

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)

to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment hereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the SEC pursuant to Rule 424(b), if in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement; provided, however, that the undertakings set forth in paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement;

(2)

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit’s plan annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)

Insofar as indemnification of liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event of a claim for indemnification against such liabilities (other than the payment of registrants expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Rochester, New York on this the 28th day of August 2017.

CURAEGIS TECHNOLOGIES, INC.

Date: August 28, 2017	/s/ Richard A. Kaplan
Richard A. Kaplan, Chief Executive Officer

Date: August 28, 2017	/s/ Kathleen A. Browne
Kathleen A. Browne, Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Richard A. Kaplan and Kathleen A. Browne, or either of them, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and re-substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments or post-effective amendments to this registration statement, and to file same, with exhibits thereto and other documents in connection therewith or in connection with the registration of the shares of common stock under the Securities Act, with the SEC, granting unto said attorneys-in-fact and agents, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

In accordance with the Exchange Act, this report has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

Dated: August 28, 2017	By:	/s/ Richard A. Kaplan Richard A. Kaplan, Chief Executive Officer and Director

Dated: August 28, 2017	By:	/s/ Kathleen A. Browne Kathleen A. Browne Chief Financial and Accounting Officer

Dated: August 28, 2017	By:	/s/ Keith E. Gleasman Keith E. Gleasman, President and Director

Dated: August 28, 2017	By:	/s/ Thomas F. Bonadio Thomas F. Bonadio, Director

Dated: August 28, 2017	By:	/s/ Asher J. Flaum Asher J. Flaum, Director

Dated: August 28, 2017	By:	/s/ John W. Heinricy John W. Heinricy, Director

Dated: August 28, 2017	By:	/s/ Thomas J. Labus Thomas J. Labus, Director

EXHIBIT INDEX

Exhibit Number	Description
4.1	Certificate of Correction dated March 22, 2002 (incorporated by reference to Form 10-KSB filed for fiscal year ended December 31, 2002).
4.2

Certificate of Amendment to the Certificate of Incorporation, dated October 21, 2004, setting forth terms and conditions of Class B Preferred (incorporated by reference to Form 10-QSB filed for fiscal quarter ended December 31, 2004).

4.3

Certificate of Amendment to the Certificate of Incorporation, dated September 21, 2011, setting forth terms and conditions of Class C Preferred (incorporated by reference to current report on Form 8-K, filed September 26, 2011).

4.4

Certificate of Amendment to the Certificate of Incorporation of the Registrant, dated March 28, 2014, setting forth terms and conditions of Series C-2 Preferred (incorporated by reference to current report on Form  8-K, filed March 28, 2014).

4.5

Certificate of Amendment to the Certificate of Incorporation of the Registrant, dated February 29, 2016, setting forth terms and conditions of Series C-3 Preferred (incorporated by reference to Exhibit 3.9 of Annual Report on Form 10-K, filed for the fiscal year ended December 31, 2015).

4.6	Form of Common Stock certificate of the Registrant (incorporated by reference to registration statement on Form 10-SB filed May 11, 1998).
4.7	2011 Stock Option Plan and template agreements to be used to grant options thereunder (incorporated by reference to Annual Report on Form 10-K, filed March 29, 2011).
4.8	First Amendment to the Registrant’s 2011 Stock Option Plan (incorporated by reference to Annual Report on Form 10-K, filed March 3, 2015).
4.9	2016 Stock Option Plan (incorporated by reference to Exhibit A to Definitive Proxy Statement on Form 14A, filed April 29, 2016).
4.10	Form of Non-Plan Nonqualified Stock Option Agreement.*
4.11	Form of First Amendment to Non-Plan Nonqualified Stock Option Agreement.*
4.12	Form of Non-Plan Stock Option Agreement.*
4.13	Stock Option Agreement between the Registrant and Richard A. Kaplan (incorporated by reference to current report on Form 8-K, filed October 6, 2010).
4.14	Stock Option Agreement between the Registrant and Robert W. Fishback (incorporated by reference to current report on Form 8-K, filed October 22, 2010).
5.1	Opinion of Woods Oviatt Gilman LLP.*
23.1	Consent of Woods Oviatt Gilman LLP (included in Exhibit 5.1 hereto).
23.2	Consent of Freed Maxick CPAs, P.C.*
24	Powers of Attorney (included in the signature page hereto).
*Filed herewith